PROSPECTUS                           Pricing Supplement No. 2552
Dated January 10, 1995               Dated October 5, 1995
PROSPECTUS SUPPLEMENT                Rule 424(b)(3)-Registration Statement
                                              No. 33-55209
Dated January 25, 1995

                                  GENERAL ELECTRIC CAPITAL CORPORATION
                                   GLOBAL MEDIUM-TERM NOTES, SERIES A
                                          (Floating Rate Notes)

Trade Date:  October 5, 1995

Settlement Date (Original Issue Date):  October 11, 1995

Maturity Date:  October 9, 1998

Principal Amount (in Specified Currency):  US$20,000,000

Price to Public (Issue Price):  100.00%

Agent's Discount or Commission:  0.00%

Net Proceeds to Issuer (in Specified Currency):  US$20,000,000

Interest Rate:
    Interest Calculation:
    X  Regular Floating Rate
    __ Inverse Floating Rate
    __ Other Floating Rate

    Interest Rate Basis:
    __ CD Rate   __ Commercial Paper Rate   __ Federal Funds Rate
    (See"Additional Terms--Interest below) __ LIBOR
    X  Prime Rate (as defined below)
    __ Treasury Rate
    __ Other  (See "Additional Terms--Interest below).

    Spread (Plus or Minus):  minus 2.70%
    Spread Multiplier:  N/A

    Index Maturity:  N/A
    Index Currency:  N/A

    Maximum Interest Rate:  N/A
    Minimum Interest Rate:  N/A

    Interest Payment Period:  Quarterly

    Interest Payment Dates: Every January 9, April 9, July 9 and
    October 9, commencing January 9, 1996 (with respect to the period from and including October 11, 1995 to but excluding
    January 9, 1996)

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED
IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.
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                                          (Floating Rate Notes)
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                                    Pricing Supplement No. 2552
                                    Dated October 5, 1995
                                    Rule 424(b)(3)-Registration Statement
                                                    No. 33-55209


    Initial Interest Rate Per Annum: To be determined two Business Days prior to the Original Issue Date.

    Interest Reset Periods and Dates:  Daily, on each Business Day

    Interest Determination Dates: Two Business Days prior to each Interest Reset Date

Form of Notes:

    X  DTC registered
    __ non-DTC registered

Repayment, Redemption and Acceleration:

    Optional Repayment Date:  N/A
    Annual Redemption Percentage Reduction:  N/A
    Initial Redemption Date:  N/A
    Initial Redemption Percentage:  N/A

Original Issue Discount

    Amount of OID:  N/A
    Interest Accrual Date:  N/A
    Yield to Maturity:  N/A
    Initial Accrual Period OID:  N/A

Amortizing Notes:

    Amortization Schedule:  N/A

Dual Currency Notes:

    Face Amount Currency:  N/A
    Optional Payment Currency:  N/A
    Designated Exchange Rate:  N/A

Indexed Notes:

    Currency Base Rate:  N/A

Additional Terms:

    Interest.

    Interest payments on the Notes will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including

                                          (Floating Rate Notes)
                                                                        Page 3
                                    Pricing Supplement No. 2552
                                    Dated October 5, 1995
                                    Rule 424(b)(3)-Registration Statement
                                                    No. 33-55209



    the Original Issue Date, if no interest has been paid with respect to the Notes) to but excluding the related Interest
    Payment Date.

    "Prime Rate" means, with respect to any Interest Determination Date, the rate as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates", or any successor publication ("H.15(519))" set forth in the H.15(519) for that day under the heading "Bank Prime Loan". If prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date such rate is not yet published in the H.15(519), the rate for that Interest Determination Date will be the arithmetic mean of the rates of the rates of interest publicly announced by each bank that appears on the Reuters Screen NYMF Page (as defined below) as such bank's prime rate or base lending rate as in effect for that Interest Determination Date. If fewer than four such rates appear on the Reuters Screen NYMF Page for that Interest Determination Date, the Prime Rate will be the arithmetic mean of the prime rates quoted on the basis of the actual number of day in the year divided by 360 as of the close of business on such Interest Determination Date by three major money center banks in New York City selected by the Calculation Agent and shall be determined as the arithmetic mean of the prime rates so quoted in New York city on such date by three substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, having total equity capital of at least $500,000,000 and being subject to supervision or examination by a Federal or State authority, selected by the Calculation Agent; provided, however, that if the banks or trust companies selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate will continue to be the Prime Rate in effect on such Interest Determination Date. "Reuters Screen NYMF Page" means the display designated as page "NYMF" on the Reuters Monitor Money Rates Service (or such other page as may replace the NYMF Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

Plan of Distribution:

    The Notes are being purchased by Salomon Brothers (the
"Underwriter"), as principal, at 100% of the aggregate principal.

    The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.